Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Zealand Pharma A/S – 2018 Agreements on Warrants for Management, the 2019 Agreements on Warrants for Management, the 2019 Long Term Incentive Plan (Performance Share Units), the 2020 Agreements on Warrants for Employees, the 2020 Agreements on Warrants for Management, the 2020 Restricted Share Unit Program, the 2021 Agreements on Restricted Share Units for Directors, the 2021 Restricted Stock Unit Plan for Employees, the 2021 Restricted Stock Unit Plan for Corporate Management, the 2021 Performance Stock Unit Plan for Corporate Management (Market-Based PSUs) and the 2021 Performance Stock Unit Plan for Corporate Management (Operational-Based PSUs) of our reports dated March 18, 2021, with respect to the consolidated financial statements of Zealand Pharma A/S and the effectiveness of internal control over financial reporting of Zealand Pharma A/S included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

October 1, 2021